Exhibit 99.1

NEWS RELEASE
Wesco International / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco Announces the Appointment of Daniel Castillo to Executive Vice President and General Manager of Electrical and Electronic Solutions

PITTSBURGH, August 25, 2025 /PRNewswire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announced today that effective September 1, 2025, Daniel “Danny” Castillo will assume leadership of its Electrical and Electronic Solutions (EES) strategic business unit. Mr. Castillo succeeds Nelson Squires who will be retiring on September 30.

Mr. Castillo was formerly executive vice president and president, North America for Brinks, Inc., where he led their secure solutions business in the United States, Canada and Mexico. Prior to that, he served as the executive vice president and president, North America at JELD-WEN, Inc., one of the world’s largest building products manufacturers. He also served as president of Cree Lighting, held business leadership positions at Eaton and Cooper Industries, and started his career with General Electric. Mr. Castillo holds an M.B.A. from Columbia University’s Business School and a B.S. in electrical engineering from Florida International University.

“Danny is joining Wesco and assuming leadership of our EES business at an opportune time. As we recently reported, EES sales increased 6% year-over-year in the second quarter led by strong performance in OEM and Construction, along with a return to growth in Industrial. Our improving business momentum in EES is being driven by increased sales tied to data center and infrastructure projects across the U.S. and Canada. EES is beginning to see benefits from the secular growth trends of electrification, AI-driven data centers, automation and IoT, and reshoring to North America,” said Chairman, President and CEO John Engel.

Mr. Engel continued, “Danny is a terrific addition to our Wesco management team. His successful track record of driving profitable growth will enable our EES business to build on our current positive momentum and deliver industry-leading results.”

Mr. Engel concluded, “I’d like to thank Nelson for his numerous contributions to Wesco over the past ten years and wish him well in his retirement.”

About Wesco
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with approximately $22 billion in annual sales in 2024 and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry's premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, educational institutions, government agencies, technology companies, telecommunications providers, and utilities. Wesco operates more than 700 sites, including distribution centers, fulfillment centers, and sales offices in approximately 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and global corporations.

Contact Information
Scott Gaffner
Senior Vice President, Investor Relations
Scott.gaffner@wescodist.com

Jennifer Sniderman
Vice President, Corporate Communications
Jennifer.sniderman@wescodist.com